GUARANTEE AND ASSUMPTION AGREEMENT

THIS GUARANTEE AND ASSUMPTION AGREEMENT ("Agreement") made as of February 23, 2006, by and among Qorus.com, Inc., a Florida corporation ("Qorus"), Shiming (Xi'an) Enterprise Management & Consulting Co., Ltd. ("WFOE"), a wholly foreign owned enterprise formed under the laws of the People's Republic of China ("PRC"), and Shaanxi Shiming Science & Technology Joint Stock Co., Ltd. ("Shiming"), a joint stock limited liability company organized under the laws of the PRC.

                                    RECITALS

      A. WHEREAS, Qorus, Shiming (Cayman) Co., Ltd, an Exempted Company incorporated in the Cayman Islands with limited liability (the "Company"), and all of the shareholders of the Company ("Shareholders") have entered into an Exchange Agreement dated February 23, 2006 (the "Exchange Agreement") pursuant to which Qorus is to acquire all of the issued and outstanding capital stock of the Company from the Shareholders; and

      B. WHEREAS, Shiming and WFOE acknowledge that as a condition of Qorus entering into the Exchange Agreement, Shiming and WFOE shall be liable with the Company and each of the Shareholders with respect to each of the obligations of the Company and the Shareholders under the Exchange Agreement; and

      C. WHEREAS, Shiming and WFOE are to receive benefits as a result of the Exchange Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Guarantee and Assumption. Shiming and WFOE hereby agree that they shall, from the date of this Agreement, be liable with the Company and its Shareholders for each and every obligation and liability of the Company and each of the Shareholders with respect to each of the obligations of the Company and the Shareholders under the Exchange Agreement as if they were a party to the Exchange Agreement. Shiming and WFOE further agrees that Qorus shall not be obligated to take any steps whatsoever to collect from, to file any claim of any kind against, or to enforce any liability or obligation against, the Company or any Shareholder, prior to pursuing any claim, action or remedy against Shiming and WFOE under this Agreement.

2. Default; Notice. In the event of any default or breach by the Company or any of its Shareholders under the Exchange Agreement, Qorus hereby agrees that it will provide any notice to Shiming and WFOE that they are required to provide to the Company or its Shareholders and that it will not take any action against Shiming or WFOE hereunder unless and until any applicable cure period under the Exchange Agreement has expired.

3. Acknowledgement. Shiming and WFOE hereby acknowledge that this Agreement is a material inducement for Qorus to enter into the Exchange Agreement, and that Qorus would not have entered into the Exchange Agreement without this Agreement.


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4. Miscellaneous. This Agreement, and its enforcement, shall be governed by, and construed in accordance with, the laws of the State of Florida (without regard for conflict rules thereof) and the United States. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Any party to this Agreement may deliver an executed copy hereof by facsimile transmission to another party hereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement. It is understood and agreed by the Parties that each represents and warrants to the other that the individual signing this Agreement on behalf of the Party is their duly authorized representative and that such individual's signature binds the Party represented to the terms of this Agreement. The terms and provisions contained in this Agreement and the Exchange Agreement, together with all agreements, certificates and schedules delivered in connection therewith, constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to this Agreement, signed by duly authorized officers or represent representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first set forth above.


                                Shaanxi Shiming Science & Technology Joint Stock Co., Ltd.


                                By: /s/ Shiming Wang
                                    --------------------------------------------
                                    Shiming Wang, Chairman & President


                                Shiming (Xi'an) Enterprise Management &
                                Consulting Co., Ltd.

                                By: /s/ Shiming Wang
                                    --------------------------------------------
                                    Shiming Wang, Chairman & President


                                Qorus.com, Inc.

                                By: /s/ Kevin R. Keating
                                    --------------------------------------------
                                    Kevin R. Keating, President


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